FOR IMMEDIATE RELEASE
DATE: February 23, 2016
XENIA HOTELS & RESORTS REPORTS FOURTH QUARTER
AND FULL YEAR 2015 RESULTS, AND PROVIDES 2016 GUIDANCE
Orlando, FL – February 23, 2016 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2015. The Company’s results include the following:

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	Change	2015	2014	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Same-Property Number of Hotels	48	48		48	48
Same-Property Number of Rooms	12,398	12,394		12,398	12,394
Same-Property Occupancy	72.1%	71.1%	1.4%	76.3%	76.4%	(0.1)%
Same-Property Average Daily Rate(1)	$191.39	$184.19	3.9%	$190.03	$181.14	4.9%
Same-Property RevPAR(1)	$137.96	$130.97	5.3%	$144.92	$138.46	4.7%
Same-Property Hotel EBITDA(2)	$75,939	$67,661	12.2%	$310,336	$287,720	7.9%
Same-Property Hotel EBITDA Margin(2)	31.7%	29.7%	196 bps	32.3%	31.3%	107 bps

Adjusted EBITDA(2)	$72,743	$52,770	37.8%	$292,537	$241,348	21.2%
Adjusted FFO(2)	$63,068	$39,853	58.3%	$241,162	$182,732	32.0%
Adjusted FFO per diluted share(2)	$0.56	$0.35	60.0%	$2.15	$1.61	33.5%

Net income attributable to common stockholders(3)	$61,781	$75,101	(17.7)%	$88,746	$109,799	(19.2)%
Net income attributable to common stockholders per diluted share(3)	$0.55	$0.67	(17.9)%	$0.79	$0.97	(18.6)%

(1)
Average Daily Rate ("ADR") and Revenue Per Available Room ("RevPAR") for the year ended December 31, 2014 are presented after adjusting for the adoption of the Eleventh Revised Edition of the Uniform System of Accounts for the Lodging Industry (“USALI”) as provided by our operators.

(2)
See tables later in this press release for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Adjusted EBITDA, Funds From Operations ("FFO") and Adjusted FFO. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, Adjusted FFO per diluted share, Hotel EBITDA, and Hotel EBITDA Margin are non-GAAP financial measures.

(3)
Includes $26.9 million of one-time separation and other start-up related expenses for the year ended December 31, 2015. See accompanying notes to the combined consolidated financial statements in the Company’s Form 10-K to be filed with the SEC for more detail.

"Same-Property” results include the results for all hotels owned as of December 31, 2015, except for the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, which commenced operations in the second half of 2015, include periods prior to the Company’s ownership of the Aston Waikiki Beach Hotel, Canary Hotel, RiverPlace Hotel and Hotel Palomar Philadelphia, and exclude the results of operations of the Crowne Plaza Charleston Airport - Convention Center, DoubleTree Suites Atlanta Galleria, and Holiday Inn Secaucus Meadowlands, all of which were sold in 2014, and the Hyatt Regency Orange County which was sold in October 2015. "Same-Property" results also exclude the NOI guaranty payment at the Andaz San Diego. Results include renovation and remediation disruption for multiple capital projects during the periods presented and for the impact of the Napa earthquake that occurred in August 2014.

The Company’s combined consolidated financial statements prior to February 3, 2015 have been “carved out” of InvenTrust Properties Corp.’s (“InvenTrust”) financial statements and reflect significant assumptions and allocations from those financial statements, such as allocations of corporate debt, shared services functions, employee-related costs and other corporate overhead. Based on these presentation matters, these combined consolidated financial statements may not be comparable to prior periods.
Fourth Quarter 2015 Highlights

▪	Same-Property RevPAR: Same-Property RevPAR, as adjusted by our operators for USALI, increased 5.3% from the fourth quarter of 2014 to $137.96, as occupancy increased 1.4% and ADR increased 3.9%.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA margin was 31.7%, an increase of 196 basis points from the same period in 2014.

▪	Adjusted EBITDA: Adjusted EBITDA grew $20.0 million to $72.7 million, an increase of 37.8% over the fourth quarter of 2014.

▪
Adjusted FFO per Share: Adjusted FFO available to common stockholders increased to $0.56 per diluted share compared to $0.35 per diluted share for the fourth quarter of 2014, representing an increase of 60.0%.

▪
Financing Activity: The Company closed on two new senior unsecured term loans for a total of $300 million, completed two refinancings for $173 million, and paid off four loans for a total of $158 million.

▪
Disposition Activity: In October, the Company completed the sale of its 656-room Hyatt Regency Orange County in Garden Grove, California for $137 million. In connection with the sale, the Company paid off the $62 million loan collateralized by the hotel.

▪	Share Repurchase Program: In December, the Company announced the authorization of a share repurchase program for up to $100 million of its outstanding common shares.

▪	Dividends: The Company declared its fourth quarter dividend of $0.23 per share to stockholders of record on December 31, 2015. The dividend was paid on January 15, 2016.
Full Year 2015 Highlights

•	Separation from InvenTrust: The Company successfully completed the spin-off from its former parent InvenTrust on February 3.

•	Listing of Shares on the NYSE: The Company began trading on the New York Stock Exchange under the symbol “XHR” on February 4.

•
Completion of Tender Offer: The Company completed its “Dutch Auction” self-tender offer on March 5 and accepted for purchase 1.8 million shares at $21.00 per share for a total purchase price of $36.9 million.

•	Same-Property RevPAR: Same-Property RevPAR increased 4.7% to $144.92, driven by ADR growth of 4.9% and offset by a decrease in occupancy of 0.1%.

•	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 32.3%, which improved 107 basis points compared to 2014.

•	Adjusted EBITDA: The Company's Adjusted EBITDA was $292.5 million, an increase of 21.2% over 2014.

•	Adjusted FFO per Share: The Company generated Adjusted FFO per diluted share of $2.15 during the year ended 2015, a 33.5% increase.

•	Investment Activity: The Company made several changes to its operating portfolio in 2015, including the following:

◦
In July, the Company acquired a three property portfolio consisting of the Canary Hotel in Santa Barbara, California, the RiverPlace Hotel in Portland, Oregon, and the Hotel Palomar in Philadelphia, Pennsylvania, for a purchase price of $245 million.

◦
In August, the Company announced it had entered into a purchase and sale agreement to acquire the Hotel Commonwealth in Boston, Massachusetts for $136 million upon completion of the hotel's 96-room expansion project. This transaction closed in January 2016.

◦
Also in August, the Company commenced operations at the Grand Bohemian Hotel Charleston, a 50-room boutique lifestyle hotel located in the historic district of Charleston, South Carolina. The Company has a 75% interest in the joint venture that owns the property.

◦
In October, the Company commenced operations at the Grand Bohemian Hotel Mountain Brook, a 100-room boutique lifestyle hotel located in an affluent suburb of Birmingham, Alabama. The Company has a 75% interest in the joint venture that owns the property.

◦	Also in October, the Company completed the sale of the Hyatt Regency Orange County in Garden Grove, California, for a price of $137 million.

•	Capital Markets: The Company completed several capital markets initiatives during 2015, including the following:

◦	In the first quarter, the Company closed its $400 million senior unsecured revolving credit facility and repaid the $26 million mortgage loan on the Andaz San Diego.

◦	In the second quarter, the Company repaid the $55 million mortgage loan on the Hilton Garden Inn Washington, D.C.

◦
In the fourth quarter, the Company closed on two new senior unsecured term loans for a total of $300 million, completed two refinancings for $173 million, and paid off four loans for a total of $158 million, in addition to the $62 million loan paid off in connection with the sale of the Hyatt Regency Orange County.

◦
Also in the fourth quarter, the Company announced that its Board of Directors authorized a share repurchase program for up to $100 million of the Company’s outstanding common shares. Under the program, the Company is authorized to repurchase shares from time to time in transactions on the open market, in privately-negotiated transactions or by other means, including Rule 10b5-1 trading plans, in accordance with applicable securities laws and other restrictions.

•	Capital Investments: The Company completed $46.1 million of capital projects at its hotels throughout the year. This amount excludes earthquake remediation at its two Napa hotels.

◦	The Marriott San Francisco Airport Waterfront renovation consisted of a full guest room and bathroom renovation, including 518 tub-to-shower conversions, and the addition of three guest rooms.

◦	The Hyatt Regency Santa Clara also completed a guest room renovation during the year, which included the addition of one guest room.

◦	The Aston Waikiki Beach Hotel received an extensive pool deck renovation.

◦
In addition, the Company completed a number of additional renovation projects including public space upgrades at the Loews New Orleans Hotel, Renaissance Austin Hotel, Fairmont Dallas, and Marriott Griffin Gate Resort & Spa, and food and beverage enhancements at the Renaissance Austin Hotel and the Hotel Monaco Denver.

“We are pleased with our portfolio performance in the fourth quarter as our 48 same-property hotel portfolio experienced an increase of 5.3% in RevPAR, a 12.2% increase in Hotel EBITDA and significant Hotel EBITDA margin improvement of 196 basis points,” said Marcel Verbaas, President and Chief Executive Officer of Xenia. “Our fourth quarter performance was aided by an easier comparison due to the significant impact of the Napa earthquake at our Andaz during the fourth quarter of 2014. When excluding the hotel, our portfolio RevPAR increased 3.5%."
"Our full-year 2015 RevPAR increase of 4.7% coupled with a 107 basis point increase in Hotel EBITDA margin demonstrates the strength of our overall portfolio performance,” noted Mr. Verbaas. "This is particularly evident when considering the significant impact of our renovations at the Marriott San Francisco Airport Waterfront and the Hyatt Regency Santa Clara during the early part of the year, as well as the impact of energy market challenges on Houston. When excluding our Houston assets, our same-property portfolio RevPAR increased 6.1% in 2015. As a result of our fourth quarter performance, our full-year 2015 Adjusted EBITDA was $292.5 million and our 2015 Adjusted FFO was $241.2 million which were near and above the high end, respectively, of our most recent guidance.”
Disposition Activity
In the fourth quarter, the Company sold the 656-room Hyatt Regency Orange County in Garden Grove, California for a sale price of $137 million. The sale price represented an 11.8x multiple on the hotel's 2015 forecast EBITDA. In addition, the Company retained the approximately $5.9 million balance in the hotel's capital expenditure reserve account. Excess proceeds from the disposition after repayment of the $62 million mortgage loan collateralized by the hotel were utilized to pay off the $73 million mortgage loan collateralized by the Company's Marriott Woodlands Waterway Hotel & Convention Center.
Financing Activity
In October, the Company closed on two new senior unsecured term loans, a $175 million unsecured term loan maturing in February 2021 and a $125 million unsecured term loan maturing in October 2022. The $175 million term loan bears an interest rate based on a pricing grid with a range of 145 to 225 basis points plus LIBOR, determined by the Company’s pro forma leverage ratio. Based on the Company’s pro forma leverage ratio, the current effective interest rate is LIBOR plus 150 basis points. In conjunction with the term loan, the Company executed interest rate swaps to fix LIBOR over the period of the loan at 1.29%. As a result the current annual interest rate on the term loan is 2.79%. Proceeds from this term loan were used to pay off the $53 million mortgage collateralized by the Marriott San Francisco Airport Waterfront and to pay down the outstanding balance on the Company’s unsecured line of credit.
The $125 million term loan bears an interest rate based on a pricing grid with a range of 170 to 255 basis points plus LIBOR, determined by the Company’s pro forma leverage ratio. Based on the Company’s pro forma leverage ratio, the current effective interest rate is LIBOR plus 180 basis points. Prior to funding, in December 2015 the Company executed forward interest rate swaps to fix LIBOR over the period of the loan at 1.83%. As a result, the current annual interest rate on the term loan is 3.63%. Funding of the term loan was completed in January 2016 in connection with the closing of the Hotel Commonwealth acquisition.
Additionally in October, the Company completed a refinancing of the $30 million, 5.50% fixed rate mortgage on the Residence Inn Cambridge with the existing lender. The new $63 million mortgage has a ten-year term at a fixed annual interest rate of 4.48%. Excess proceeds from this loan were used to pay off the $19 million mortgage collateralized by the Hilton Garden Inn Evanston and the $13 million mortgage collateralized by the Hampton Inn & Suites Denver Downtown.
In December, the Company amended the $110 million loan collateralized by the Westin Galleria Houston & Westin Oaks Houston at The Galleria with the existing lender. The modification lowered the interest rate by 65 basis points, to LIBOR plus 250 basis points.

Capital Investments
During the fourth quarter, the Company commenced a renovation at the 275-room Marriott Napa Valley Hotel & Spa, consisting of a guest room and bathroom renovation, including 82 tub-to-shower conversions, and a pool and outdoor function space transformation, which will be completed in early 2016. The Company anticipates spending approximately $12.0 million on guest rooms, bathrooms, corridors, meeting space and the new outdoor experience.
Balance Sheet
As of December 31, 2015, the Company had total outstanding debt of $1.1 billion with a weighted average interest rate of 3.51%. Total net debt to trailing 12 month pro forma Corporate EBITDA (as defined in the Company's senior unsecured credit facility) was 3.5x as of December 31, 2015. The Company had $122 million of cash and cash equivalents and full availability on its $400 million senior unsecured credit facility.
“Overall, 2015 was a very successful first year for Xenia as a stand-alone publicly listed company. We completed our separation from InvenTrust and were able to quickly terminate the various support services under our Transition Services Agreement. We also continued our process of portfolio improvement through the completion of significant capital projects at two of our largest hotels, the acquisition of three high-quality lifestyle hotels in desirable locations, the announced acquisition of the Hotel Commonwealth which closed subsequent to year-end, the completion of our two development projects, and the sale of the Hyatt Regency Orange County at an attractive valuation,” continued Mr. Verbaas. “Meanwhile, we strengthened the balance sheet by closing on a $400 million unsecured line of credit, $300 million in unsecured term loans and $170 million in mortgage refinancings, and paying off an additional $158 million in mortgage loans. As a result, we were able to extend our maturity profile, unencumber six additional assets and lower our weighted average interest rate by nearly 50 basis points. We believe that our high-quality portfolio is well-positioned for continued growth as a result of these efforts and our commitment to our strategy of investing in a diversified portfolio primarily focused on top 25 markets and key leisure destinations.”

Subsequent Events
Portfolio Updates
In January 2016, the Company completed the previously announced acquisition of the 245-room Hotel Commonwealth in Boston, Massachusetts for a purchase price of $136 million, funded with proceeds from the Company's $125 million, seven-year term loan and cash on hand.
Also in January 2016, the Company completed the addition of three guest rooms at the Hyatt Regency Santa Clara. These rooms were added to the available hotel inventory on January 25, 2016.
In February 2016, the Company sold the 248-room Hilton University of Florida Conference Center Gainesville in Gainesville, Florida for a sale price of $36 million. In addition, the Company retained the approximately $2 million balance in the hotel's capital expenditure reserve account. Upon completion of the disposition, the Company paid off the $27.8 million mortgage loan collateralized by the hotel.
Capital Markets
In January 2016, the Company obtained a new $60 million, seven-year mortgage on the Hotel Palomar Philadelphia at a rate of LIBOR plus 260 basis points. Concurrent with the closing of the loan, the Company executed a swap to fix LIBOR over the period of the loan at a rate of 1.54%. As a result, the interest rate on the loan is 4.14%.
Also in January 2016, the Company began repurchasing shares under its $100 million share repurchase authorization. As of February 16, 2016, the Company has purchased a total of 2,365,292 shares at a weighted average purchase price of $14.11 for total consideration of $33.4 million.
“The completion of the Hotel Commonwealth acquisition after its well-executed expansion project has added a magnificent hotel in an excellent location to our portfolio. With Sage Hospitality now operating seven of our hotels, we look forward to a continued strong relationship with one of the premier operators in the lodging space,” said Mr. Verbaas. “We are also pleased to have completed the sale of one of the assets on the lower end of our portfolio, the Hilton University of Florida Conference Center Gainesville, continuing to execute on our plan of selling assets that are in locations not consistent with our long-term strategy and that require significant near-term capital expenditures. In addition to selling the hotel for a price that represented a 9.0x multiple on 2015 EBITDA, we also retained the $2 million balance in the hotel's capital expenditure reserve. The buyer plans to spend approximately $13.5 million on capital expenditures required by the PIP or otherwise, resulting in a total investment amounting to 12.3x 2015 EBITDA.”
“As previously disclosed, our Board of Directors approved a $100 million share repurchase program in December,” Mr. Verbaas continued. “We believe this to be an attractive use of our capital and are pleased with our activity to date.”

2016 Outlook and Guidance
The Company's outlook for 2016 is based on the current economic environment, incorporates all expected renovation disruption, and assumes no further acquisitions, dispositions, or share repurchases. Same-property RevPAR growth excludes the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, as both properties commenced operations in the second half of 2015, the Hotel Commonwealth, as the property underwent a significant expansion project in late 2015, and the Hilton University of Florida Conference Center Gainesville, which was sold in February 2016.

	2016 Guidance
	Low End	High End
	($ amounts in millions, except per share data)
Same-Property RevPAR Growth(1)	2.0%	4.0%
Adjusted EBITDA	$303	$317
Adjusted FFO	$247	$261
Adjusted FFO per Diluted Share	$2.25	$2.38
Capital Expenditures(2)	$62	$72

(1)
Primarily due to the impact of continued weakness in the energy market, the Company's outlook anticipates average RevPAR declines of 9% to 13% at its Houston area hotels. Excluding Houston, the Company projects same-property RevPAR growth of 3.5% to 5.5%.

(2)
The Company's capital expenditure guidance includes the completion of the renovation at the Marriott Napa Valley Hotel & Spa, as well as a ballroom and meeting room renovation at the Renaissance Atlanta Waverly and a guest room and bathroom renovation at the Westin Galleria Houston, which is anticipated to begin in the fourth quarter. Other notable projects scheduled for 2016 include guest room renovations at the Hyatt Key West and Andaz San Diego, which are scheduled to commence in the third and fourth quarter, respectively.

Fourth Quarter 2015 Earnings Call
The Company will conduct its quarterly conference call on Tuesday, February 23, 2016 at 1:00 PM eastern time. To participate in the conference call, please dial (855) 656-0921. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service, lifestyle and urban upscale hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 50 hotels, including 48 wholly owned hotels, comprising 12,548 rooms, across 21 states and the District of Columbia. Xenia’s hotels are primarily operated by industry leaders such as Marriott®, Hilton®, Kimpton®, Hyatt®, Starwood®, Aston®, Fairmont® and Loews®, as well as leading independent management companies including Sage Hospitality, The Kessler Collection, Urgo Hotels & Resorts, Davidson Hotels & Resorts and Concord Hospitality. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, the outlook for RevPAR growth, Adjusted EBITDA, Adjusted FFO, Adjusted FFO per share, capital expenditures and derivations thereof, financial performance, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (ix) levels of spending in business and leisure segments as well as consumer confidence (x) declines in occupancy and average daily rate, (xi) the seasonal and cyclical nature of the real estate and hospitality businesses, (xii) changes in distribution arrangements, such as through Internet travel intermediaries, (xiii) relationships with labor unions and changes in labor laws, and (xiv) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.
All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Contact:
Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 317-6950
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Combined Consolidated Balance Sheet
As of December 31, 2015 and 2014
($ amounts in thousands, except per share data)

	December 31, 2015	December 31, 2014
Assets
Investment properties:
Land	$374,698	319,624
Building and other improvements	2,847,122	2,532,782
Construction in progress	169	39,736
Total	$3,221,989	2,892,142
Less: accumulated depreciation	(580,285)	(442,882)
Net investment properties	$2,641,704	2,449,260
Cash and cash equivalents	122,154	163,053
Restricted cash and escrows	77,292	86,991
Accounts and rents receivable, net of allowance of $243 and $251, respectively	24,368	24,022
Intangible assets, net of accumulated amortization	60,515	64,541
Deferred tax asset	2,304	2,393
Other assets	42,156	21,205
Assets held for sale	35,452	137,611
Total assets (including $77,140 and $41,054, respectively, related to consolidated variable interest entities)	$3,005,945	$2,949,076
Liabilities
Debt	$1,094,536	1,197,563
Accounts payable and accrued expenses	85,846	90,115
Distributions payable	25,684	—
Other liabilities	27,858	43,404
Liabilities associated with assets held for sale	28,663	97,073
Total liabilities (including $48,582 and $27,679, respectively, related to consolidated variable interest entities)	1,262,587	1,428,155
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value (liquidation preference of $1,000), 50,000,000 shares authorized and 0 issued or outstanding as of December 31, 2015 and 0 shares authorized, issued and outstanding as of December 31, 2014	$—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 111,671,372 issued and outstanding as of December 31, 2015 and 100,000 shares authorized, 1,000 issued and outstanding as of December 31, 2014	1,117	—
Additional paid in capital	1,993,760	1,781,427
Accumulated other comprehensive income	1,543	—
Distributions in excess of retained earnings	(268,991)	(264,161)
Total Company stockholders' equity	$1,727,429	$1,517,266
Non-controlling interests	15,929	3,655
Total equity	$1,743,358	$1,520,921
Total liabilities and equity	$3,005,945	$2,949,076

Xenia Hotels & Resorts, Inc.
Combined Consolidated Statements of Operations and Comprehensive Income
For the Three Months and Year Ended December 31, 2015 and 2014
($ amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues:
Rooms revenues	$161,469	$150,900	$663,224	$631,901
Food and beverage revenues	73,330	63,687	259,036	235,066
Other revenues	13,795	15,350	53,884	59,699
Total revenues	$248,594	$229,937	$976,144	$926,666
Expenses:
Rooms expenses	37,117	34,351	148,492	140,128
Food and beverage expenses	45,034	40,993	167,840	158,243
Other direct expenses	4,728	7,363	17,984	28,556
Other indirect expenses	58,350	54,222	226,108	214,272
Management and franchise fees	12,144	12,316	49,818	52,104
Total hotel operating expenses	157,373	149,245	610,242	593,303
Depreciation and amortization	37,914	35,576	148,009	141,807
Real estate taxes, personal property taxes and insurance	12,733	11,960	49,717	44,625
Ground lease expense	1,336	1,445	5,204	5,541
General and administrative expenses	6,113	14,623	25,556	38,895
Business management fees	—	—	—	1,474
Acquisition transaction costs	(349)	44	5,046	1,192
Pre-opening expenses	585	—	1,411	—
Provision for asset impairment	—	713	—	5,378
Separation and other start-up related expenses	—	—	26,887	—
Total expenses	$215,705	$213,606	$872,072	$832,215
Operating income	$32,889	$16,331	$104,072	$94,451
Gain (loss) on sale of investment properties	43,015	(172)	43,015	693
Other income	1,528	139	4,916	324
Interest expense	(12,090)	(13,894)	(50,816)	(57,427)
Loss on extinguishment of debt	(5,478)	(530)	(5,761)	(1,713)
Equity in losses and gain on consolidation of unconsolidated entity, net	—	—	—	4,216
Income before income taxes	59,864	1,874	95,426	40,544
Income tax benefit (expense)	$2,049	$(80)	$(6,295)	$(5,865)
Net income from continuing operations	61,913	1,794	89,131	34,679
Net income (loss) from discontinued operations	$—	$73,307	$(489)	$75,120
Net income	61,913	75,101	88,642	109,799
Less: Net (income) loss attributable to non-controlling interests	$(132)	$—	$116	$—
Net income attributable to the Company	61,781	75,101	88,758	109,799
Distributions to preferred stockholders	$—	$—	$(12)	$—
Net income attributable to common stockholders	61,781	75,101	88,746	109,799

Xenia Hotels & Resorts, Inc.
Combined Consolidated Statements of Operations and Comprehensive Income - Continued
For the Three Months and Year Ended December 31, 2015 and 2014
($ amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Basic and diluted earnings per share
Income from continuing operations available to common stockholders	$0.55	$0.02	$0.79	$0.31
Income from discontinued operations available to common stockholders	$—	$0.65	$—	$0.66
Net income per share available to common stockholders	$0.55	$0.67	$0.79	$0.97
Weighted average number of common shares (basic)	111,671,372	113,397,997	111,989,686	113,397,997
Weighted average number of common shares (diluted)	111,791,828	113,397,997	112,138,223	113,397,997

Comprehensive Income:
Net income	61,913	$75,101	$88,642	$109,799
Other comprehensive income:	—	—	—	—
Unrealized gain on interest rate derivative instruments	1,543	—	1,543	—
	63,456	$75,101	$90,185	$109,799
Comprehensive income attributable to non-controlling interests:	—	—	—	—
Non-controlling interests in consolidated entities	(132)	—	116	—
Comprehensive income attributable to non-controlling interests	(132)	—	116	—
Comprehensive income attributable to the Company	63,324	$75,101	$90,301	$109,799

Non-GAAP Financial Measures
The Company considers the following useful non-GAAP financial measures to investors as key supplemental measures of operating performance: EBITDA, Adjusted EBITDA, FFO and Adjusted FFO. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA and Adjusted EBITDA
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company considers EBITDA useful to an investor regarding results of operations, in evaluating and facilitating comparisons of operating performance between periods and between REITs by removing the impact of capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs.
The Company further adjusts EBITDA for certain additional items such as hotel property acquisitions and pursuit costs, amortization of share-based compensation, equity investment adjustments, the cumulative effect of changes in accounting principles, impairment of real estate assets, operating results from properties sold and other costs it believes do not represent recurring operations and are not indicative of the performance of its underlying hotel property entities. The Company believes Adjusted EBITDA provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Hotel EBITDA and Hotel EBITDA Margin
The Company calculates Hotel EBITDA in accordance with USALI, which defines hotel EBITDA as net income or loss (calculated in accordance with GAAP) after adding back replacement reserves. Hotel EBITDA Margin is calculated by dividing Hotel EBITDA by Total Operating Revenues.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs.

The Company further adjusts FFO for certain additional items that are not in NAREIT’s definition of FFO such as hotel property acquisition and pursuit costs, amortization of debt origination costs and share-based compensation, operating results from properties that are sold and other expenses it believes do not represent recurring operations. The Company believes that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of operating performance.
Adjusted FFO per diluted share
The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO for the respective period by the diluted weighted average number of common stock shares for the corresponding period.  The Company’s diluted weighted average number of common shares outstanding is calculated by taking the weighted average of the common stock outstanding for the respective period plus the effect of any dilutive securities.  Any anti-dilutive securities are excluded from the diluted earnings per-share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
For the Three Months and Year Ended December 31, 2015 and 2014
($ amounts in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income attributable to the Company	$61,781	$75,101	$88,758	$109,799
Adjustments:
Interest expense	12,090	13,894	50,816	57,427
Interest expense from unconsolidated entity	—	—	—	31
Interest expense from discontinued operations(1)	—	4,578	—	28,299
Income tax expense	(2,049)	80	6,295	5,865
Income tax expense (benefit) related to discontinued operations(1)	—	4,566	—	4,566
Depreciation and amortization related to investment properties	37,914	35,576	148,009	141,807
Depreciation and amortization related to investment in unconsolidated entity	—	—	—	100
Depreciation and amortization of discontinued operations(1)	—	(860)	—	35,864
Adjustments related to non-controlling interests	(232)	—	(270)	—
EBITDA	$109,504	$132,935	$293,608	$383,758
Reconciliation to Adjusted EBITDA
Impairment of investment properties	—	713	—	5,378
(Gain) loss on sale of investment property	(43,015)	172	(43,015)	(693)
Gain on sale of investment property related to discontinued operations(1)	—	(135,692)	(22)	(135,692)
Loss on extinguishment of debt	5,478	530	5,761	1,713
Loss on extinguishment of debt related to discontinued operations(1)	—	65,378	—	65,391
Gain on consolidation of investment in unconsolidated entity	—	(28)	—	(4,509)
Acquisition and pursuit costs	(349)	44	5,046	1,192
Amortization of share-based compensation expense	1,328	—	6,102	—
Amortization of above and below market ground leases	95	85	380	265
Pre-opening expenses(2)	585	—	1,411	—
Adjustments related to non-controlling interests	(146)	—	(353)	—
Management termination fees net of guaranty income(3)	—	—	212	—
Business interruption insurance recoveries, net(4)	(737)	—	(3,884)	—
EBITDA adjustment for three hotels sold in 2014(5)	—	133	(85)	(1,690)
EBITDA adjustment for Suburban Select Service Portfolio(1)	—	(11,500)	489	(73,765)
Other non-recurring expenses(6)	—	—	26,887	—
Adjusted EBITDA	$72,743	$52,770	$292,537	$241,348

(1)
On November 17, 2014, InvenTrust sold the Suburban Select Service Portfolio for an aggregate gross disposition price of $1.1 billion. Prior to the sale transaction, the Company oversaw the Suburban Select Service Portfolio. This sale reflected a strategic shift and had a major impact on our combined consolidated financial statements; therefore the operations of these 52 hotels are reflected as discontinued operations on the combined consolidated statements of operations and comprehensive income for the years ended December 31, 2015 and 2014.

(2)
For the year ended December 31, 2015, the pre-opening expenses related to the Grand Bohemian Hotel Charleston and Grand Bohemian Hotel Mountain Brook, which opened in August and October 2015, respectively.

(3)
For the year ended December 31, 2015, we terminated management agreements for four properties and entered into new management contracts with a new third-party hotel operator. In connection with the terminations, we paid termination fees of $0.7 million, which was offset by $0.5 million in income from the write off of deferred guaranty payments that were previously received from certain of the managers and were being recognized over the term of the old management contracts.

(4) The business interruption insurance recovery for 2014 received during the year ended December 31, 2015 was $3.9 million, which is net of $1.8 million of hotel related expenses attributable to those hotels impacted by the August 2014 Napa Earthquake.

(5)
The following three hotels were disposed of in 2014 prior to the Company's separation from its former parent: Crowne Plaza Charleston Airport - Convention Center, DoubleTree Suites Atlanta Galleria, and Holiday Inn Secaucus Meadowlands.

(6)
For the year ended December 31, 2015, other non-recurring expenses include one-time costs related to the listing of our common stock on the NYSE, such as legal and other professional fees, costs related to the Tender Offer, and other start-up costs incurred while transitioning to a stand-alone, publicly-traded company. The year ended December 31, 2014 included costs related to our separation from InvenTrust and costs related to the preparation of the listing of our common stock on the NYSE.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to FFO and Adjusted FFO
For the Three Months and Year Ended December 31, 2015 and 2014
($ amounts in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income attributable to the Company	$61,781	$75,101	$88,758	$109,799
Adjustments:
Depreciation and amortization related to investment properties	37,914	35,576	148,009	141,807
Depreciation and amortization related to investment in unconsolidated entity	—	—	—	100
Depreciation and amortization of discontinued operations(1)	—	(860)	—	35,864
Impairment of investment property	—	713	—	5,378
(Gain) loss on sale of investment property	(43,015)	172	(43,015)	(693)
Gain on sale of investment property related to discontinued operations(1)	—	(135,692)	(22)	(135,692)
Gain on consolidation of investment in unconsolidated entity	—	(28)	—	(4,509)
Adjustments related to non-controlling interests	(170)	—	(197)	—
FFO	$56,510	$(25,018)	$193,533	$152,054
Distribution to preferred shareholders	—	—	(12)	—
FFO available to common share and unit holders	$56,510	$(25,018)	$193,521	$152,054
Reconciliation to Adjusted FFO
Loss on extinguishment of debt	5,478	530	5,761	1,713
Loss on extinguishment of debt related to discontinued operations(1)	—	65,378	—	65,391
Acquisition and pursuit costs	(349)	44	5,046	1,192
Loan related costs(2)	906	1,057	3,778	4,462
Amortization of share-based compensation expense	1,328	—	6,102	—
Amortization of above and below market ground leases	95	85	380	265
Pre-opening expenses	585	—	1,411	—
Adjustments related to non-controlling interests	(150)	—	(356)	—
Management termination fees net of guaranty income(3)	—	—	212	—
Income tax related to restructuring(4)	—	—	1,900	—
Business interruption proceeds net of hotel related expenses(5)	(1,335)	—	(3,884)	—
FFO adjustment for three hotels sold in 2014(6)	—	133	(85)	(1,442)
FFO adjustment for Suburban Select Service Portfolio(1)	—	(2,356)	489	(40,903)
Other non-recurring expenses (7)	—	—	26,887	—
Adjusted FFO	$63,068	$39,853	$241,162	$182,732
(1) On November 17, 2014, InvenTrust sold the Suburban Select Service Portfolio for an aggregate gross disposition price of $1.1 billion. Prior to the sale transaction, the Company oversaw the Suburban Select Service Portfolio. This sale reflected a strategic shift and had a major impact on our combined consolidated financial statements; therefore the operations of these 52 hotels are reflected as discontinued operations on the combined consolidated statements of operations and comprehensive income for the years ended December 31, 2015 and 2014.

(2)	Loan related costs included amortization of debt discounts, premiums and deferred loan origination costs.

(3) For the year ended December 31, 2015, we terminated management agreements for four properties and entered into new management contracts with a new third-party hotel operator. In connection with the terminations, we paid termination fees of $0.7 million, which was offset by $0.5 million in income from the write off of deferred guaranty payments that were previously received from certain of the managers and were being recognized over the term of the old management contracts.

(4)
For the year ended December 31, 2015, the Company recognized income tax expense of $6.3 million, of which $1.9 million related to a gain on the transfer of a hotel between legal entities resulting in a more optimal structure in connection with the Company’s intention to elect to be taxed as a REIT.

(5)
The business interruption insurance recovery for 2014 received during the year ended December 31, 2015 was $3.9 million, which is net of $1.8 million of hotel related expenses attributable to those hotels impacted by the August 2014 Napa Earthquake.

(6)
The following three hotels were disposed of in 2014 prior to the Company's separation from its former parent: Crowne Plaza Charleston Airport - Convention Center, DoubleTree Suites Atlanta Galleria, and Holiday Inn Secaucus Meadowlands.

(7)
For the year ended December 31, 2015, other non-recurring expenses include one-time costs related to the listing of our common stock on the NYSE, such as legal and other professional fees, costs related to the Tender Offer, and other start-up costs incurred while transitioning to a stand-alone, publicly-traded company. The year ended December 31, 2014 included costs related to our separation from InvenTrust and costs related to the preparation of the listing of our common stock on the NYSE.

Xenia Hotels & Resorts, Inc.
Debt Summary
($ amounts in thousands)

	Rate Type (1)	Rate		Fully Extended Maturity Date(2)	Outstanding as of December 31, 2015
Mortgage Loans
Grand Bohemian Hotel Orlando	Fixed	5.82%		October 2016	49,360
Renaissance Atlanta Waverly Hotel & Convention Center	Fixed	5.50%		December 2016	97,000
Renaissance Austin Hotel	Fixed	5.51%		December 2016	83,000
Courtyard Pittsburgh Downtown	Fixed	4.00%		March 2017	22,607
Marriott Griffin Gate Resort & Spa	Variable	2.74%		March 2017	34,374
Courtyard Birmingham Downtown at UAB	Fixed	5.25%		April 2017	13,353
Residence Inn Denver City Center	Variable	2.66%		April 2018	45,210
Bohemian Hotel Savannah Riverfront	Variable	2.76%		December 2018	27,480
Fairmont Dallas	Variable	2.29%		April 2019	56,217
Andaz Savannah	Variable	2.24%		January 2020	21,500
Hotel Monaco Denver	Variable	2.34%		January 2020	41,000
Andaz Napa	Variable	2.34%		March 2020	38,000
Marriott Dallas City Center	Variable	2.66%		May 2020	40,090
Marriott Charleston Town Center	Fixed	3.85%		July 2020	16,877
Hyatt Regency Santa Clara	Variable	2.41%		September 2020	60,200
Grand Bohemian Hotel Charleston (JV)	Variable	2.82%		November 2020	19,950
Loews New Orleans Hotel	Variable	2.62%		November 2020	37,500
Grand Bohemian Hotel Mountain Brook (JV)	Variable	2.92%		December 2020	25,784
Hotel Monaco Chicago	Variable	2.59%		January 2021	26,000
Westin Galleria & Oaks Houston	Variable	2.92%		May 2021	110,000
Residence Inn Boston Cambridge	Fixed	4.48%		October 2025	63,000
Total Mortgage Loans		3.56%	(3)		$928,502
Mortgage Loan Premium / (Discounts)(4)					(661)
Unamortized loan costs(5)					(8,305)
Senior Unsecured Credit Facility	Variable	2.04%		February 2020	—
Term Loan $175M	Hedged	2.79%		February 2021	175,000
Term Loan $125M(6)	Hedged	3.63%		October 2022	—
Total Debt(7)		3.44%	(3)		$1,094,536
Assets Held For Sale:
Hilton University of Florida Conference Center Gainesville(8)	Fixed	6.46%		February 2018	27,775
Total Debt Including Assets Held For Sale(7)		3.51%	(3)		$1,122,311

(1)	Floating index is one month LIBOR.

(2)	Loan extension is at the discretion of Xenia. The majority of loans require minimum Debt Service Coverage Ratio and/or Loan to Value maximums and payment of an extension fee.

(3)	Weighted average interest rate as of December 31, 2015.

(4)	Loan premiums/(discounts) on assumed mortgages recorded in purchase accounting.

(5)
During the year ended December 31, 2015, the Company early adopted ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which required us to present unamortized deferred loan costs as Debt on our combined consolidated balance sheet that had historically been presented as Other Assets.

(6)
The $125 million term loan was funded in January 2016 in connection with the acquisition of the Hotel Commonwealth. The Company executed swap agreements to fix LIBOR over the period of the loan at 1.83%.

(7)
Does not include a seven-year, $60 million mortgage loan on the Hotel Palomar Philadelphia that closed in January 2016. The new loan bears interest at LIBOR plus 260, and the Company has entered into a swap to fix LIBOR over the life of the loan at 1.54%. The effective fixed interest rate on the loan is 4.14%.

(8)	Hotel was sold in February 2016 and the mortgage loan was paid off in connection with the sale.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Year Ended Months Ended December 31, 2015 and 2014
($ amounts in thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	Change	2015	2014	Change
Revenues(2):
Room revenues	$157,353	$150,598	4.5%	$655,748	$631,373	3.9%
Food and beverage revenues	68,816	62,271	10.5%	251,847	231,412	8.8%
Other revenues	13,340	14,582	(8.5)%	52,391	57,578	(9.0)%
Total revenues	$239,509	$227,451	5.3%	$959,986	$920,363	4.3%

Expenses(2):
Room expenses	$35,828	$33,709	6.3%	$144,748	$137,804	5.0%
Food and beverage expenses	42,337	40,436	4.7%	162,472	155,756	4.3%
Other direct expenses	4,468	7,347	(39.2)%	17,626	28,766	(38.7)%
Other indirect expenses	55,919	53,473	4.6%	222,244	211,414	5.1%
Management and franchise fees	11,812	11,982	(1.4)%	49,368	50,496	(2.2)%
Real estate taxes, personal property taxes and insurance	11,965	11,712	2.2%	48,367	43,792	10.4%
Ground lease expense(3)	1,241	1,131	9.7%	4,825	4,615	4.6%
Total hotel operating expenses	$163,570	$159,790	2.4%	$649,650	$632,643	2.7%

Hotel EBITDA	$75,939	$67,661	12.2%	$310,336	$287,720	7.9%
Hotel EBITDA Margin	31.7%	29.7%	196 bps	32.3%	31.3%	107 bps

(1)
“Same-Property” results include the results for all hotels owned as of December 31, 2015, except for the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, which commenced operations in the second half of 2015, include periods prior to the Company’s ownership of the Aston Waikiki Beach Hotel, Canary Hotel, RiverPlace Hotel and Hotel Palomar Philadelphia, and exclude the results of operations of the Crowne Plaza Charleston Airport - Convention Center, DoubleTree Suites Atlanta Galleria, and Holiday Inn Secaucus Meadowlands, all of which were sold in 2014, and the Hyatt Regency Orange County which was sold in October 2015. "Same-Property" results also exclude the NOI guaranty payment at the Andaz San Diego. Results include renovation and remediation disruption for multiple capital projects during the periods presented and for the impact of the Napa earthquake that occurred in August 2014.

(2)	2014 revenues and expenses are unadjusted for changes resulting from the adoption of USALI.

(3)	Excludes the amortization of above / below market ground lease intangibles. As such, year ended December 31, 2014 Hotel EBITDA will differ from figures previously provided.

Xenia Hotels & Resorts, Inc.
Hotel Data by Geography(1)
As of December 31, 2015

	December 31, 2015
Region	Number of Hotels	Number of Rooms
South Atlantic
(Florida, Georgia, Maryland, South Carolina, Virginia, West Virginia, Washington, D.C.)	16	3,319
West South Central
(Louisiana, Texas)	9	3,339
Pacific
(California, Hawaii, Oregon)	8	2,591
Mountain
(Arizona, Colorado, Utah)	5	1,016
Other
(Alabama, Illinois, Iowa, Kentucky, Massachusetts, Missouri, Pennsylvania)	12	2,283
Total	50	12,548

(1)	All hotels owned as of December 31, 2015, including Grand Bohemian Charleston and Grand Bohemian Mountain Brook, which are not included in "Same-Property" data.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel Statistical Data(2) by Geography
For the Three Months and Year Ended December 31, 2015 and 2014

	Three Months Ended			Three Months Ended
	December 31, 2015			December 31, 2014			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Region
South Atlantic	72.5%	$181.37	$131.53	71.7%	$174.80	$125.33	4.9%
West South Central	66.9%	$185.93	$124.38	68.2%	$188.53	$128.59	(3.3)%
Pacific	80.4%	$222.17	$178.54	74.1%	$203.67	$150.91	18.3%
Mountain	68.8%	$175.83	$120.91	71.3%	$168.10	$119.83	0.9%
Other	71.1%	$180.24	$128.10	71.0%	$175.44	$124.58	2.8%
Total	72.1%	$191.39	$137.96	71.1%	$184.19	$130.97	5.3%

	Year Ended			Year Ended
	December 31, 2015			December 31, 2014			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Region
South Atlantic	77.6%	$178.76	$138.68	77.3%	$171.57	$132.67	4.5%
West South Central	71.0%	$186.79	$132.64	72.2%	$184.23	$133.02	(0.3)%
Pacific	81.2%	$221.01	$179.54	81.5%	$202.00	$164.70	9.0%
Mountain	78.1%	$177.86	$138.84	78.7%	$167.93	$132.12	5.1%
Other	75.6%	$178.37	$134.81	74.5%	$170.90	$127.32	5.9%
Total	76.3%	$190.03	$144.92	76.4%	$181.14	$138.46	4.7%
(1) “Same-Property” results include the results for all hotels owned as of December 31, 2015, except for the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, which commenced operations in the second half of 2015, include periods prior to the Company’s ownership of the Aston Waikiki Beach Hotel, Canary Hotel, RiverPlace Hotel and Hotel Palomar Philadelphia, and exclude the results of operations of the Crowne Plaza Charleston Airport - Convention Center, DoubleTree Suites Atlanta Galleria, and Holiday Inn Secaucus Meadowlands, all of which were sold in 2014, and the Hyatt Regency Orange County which was sold in October 2015. "Same-Property" results also exclude the NOI guaranty payment at the Andaz San Diego. Results include renovation and remediation disruption for multiple capital projects during the periods presented and for the impact of the Napa earthquake that occurred in August 2014.
(2) Average Daily Rate ("ADR") and Revenue Per Available Room ("RevPAR") for the year ended months ended December 31, 2014 are presented after adjusting for the adoption of the Eleventh Revised Edition of the Uniform System of Accounts for the Lodging Industry (“USALI”) as provided by our operators.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Results for the Year Ended December 31, 2015 and 2014

	Year Ended December 31, 2015			Year Ended December 31, 2014
	EBITDA ($M)	EBITDA / Key	RevPAR	EBITDA ($M)	EBITDA / Key	RevPAR
Andaz Napa	$5,431	$38,518	$223.09	$2,261	$16,035	$137.99
Andaz San Diego(2)	4,225	26,572	186.29	3,336	20,981	168.20
Andaz Savannah	4,284	28,371	171.12	3,961	26,232	162.27
Aston Waikiki Beach Hotel(2)	17,884	27,727	149.60	18,022	27,941	147.82
Bohemian Hotel Celebration	2,062	17,930	131.54	1,966	17,096	121.01
Bohemian Hotel Savannah Riverfront	4,609	61,453	252.40	4,366	58,213	243.53
Canary Hotel	5,421	55,887	301.02	4,572	47,134	284.43
Courtyard Birmingham Downtown at UAB	2,658	21,787	117.53	2,345	19,221	109.22
Courtyard Fort Worth Downtown/Blackstone	3,514	17,310	104.54	3,385	16,675	104.71
Courtyard Kansas City Country Club Plaza	2,502	20,341	115.32	2,437	19,813	112.39
Courtyard Pittsburgh Downtown	4,151	22,808	124.20	4,413	24,247	124.67
DoubleTree by Hilton Hotel Washington DC	4,143	18,832	146.20	4,121	18,732	139.38
Embassy Suites Baltimore North/Hunt Valley	2,382	10,682	91.76	2,399	10,758	90.19
Fairmont Dallas	11,454	21,017	121.08	9,166	16,818	112.09
Grand Bohemian Hotel Orlando	8,461	34,255	173.46	7,157	28,976	158.37
Hampton Inn & Suites Baltimore Inner Harbor	1,690	14,569	116.14	1,871	16,129	121.49
Hampton Inn & Suites Denver Downtown	3,949	26,682	141.74	3,611	24,399	134.17
Hilton Garden Inn Chicago North Shore/Evanston	3,177	17,848	120.24	2,861	16,073	113.53
Hilton Garden Inn Washington DC Downtown	9,637	32,123	202.57	9,052	30,173	200.51
Hilton Phoenix Suites	3,534	15,637	106.81	2,838	12,558	96.61
Hilton St. Louis Downtown at the Arch	2,329	11,944	102.38	2,207	11,318	97.85
Hilton University of Florida CC Gainesville	4,008	16,161	114.86	3,563	14,367	105.65
Homewood Suites by Hilton Houston Near the Galleria	3,311	20,438	131.25	4,159	25,673	146.65
Hotel Monaco Chicago	3,655	19,136	175.39	4,241	22,204	167.60
Hotel Monaco Denver	6,959	36,820	176.30	6,960	36,825	178.40
Hotel Monaco Salt Lake City	5,254	23,351	130.33	4,728	21,013	120.64
Hotel Palomar Philadelphia	8,340	36,261	192.61	6,592	28,661	176.15
Hyatt Key West Resort & Spa	9,065	76,822	364.32	8,028	68,034	339.47
Hyatt Regency Santa Clara	16,626	33,120	186.82	12,903	25,754	168.11
Loews New Orleans Hotel	5,634	19,768	153.39	5,759	20,207	151.20
Lorien Hotel & Spa	2,892	27,028	161.78	2,883	26,944	157.11
Marriott Atlanta Century Center/Emory Area(2)	2,917	10,164	89.71	2,841	9,899	84.75
Marriott Charleston Town Center	3,115	8,849	86.07	3,184	9,045	86.09
Marriott Chicago at Medical District/UIC	2,141	18,947	160.49	2,085	18,451	153.03

Xenia Hotels & Resorts, Inc.
Same-Property(1) Results for the Year Ended December 31, 2015 and 2014 - Continued

	Year Ended December 31, 2015			Year Ended December 31, 2014
	EBITDA ($M)	EBITDA / Key	RevPAR	EBITDA ($M)	EBITDA / Key	RevPAR
Marriott Dallas City Center	8,418	20,236	122.56	7,793	18,733	113.19
Marriott Griffin Gate Resort & Spa	6,467	15,812	100.24	6,524	15,951	92.46
Marriott Napa Valley Hotel & Spa	9,187	33,407	174.51	6,806	24,749	152.58
Marriott San Francisco Airport Waterfront	16,806	24,427	167.10	16,484	24,064	161.64
Marriott West Des Moines	2,789	12,735	91.24	2,550	11,644	91.04
Marriott Woodlands Waterway Hotel & CC(2)	18,411	53,676	177.21	18,208	53,085	171.60
Renaissance Atlanta Waverly Hotel & CC	12,528	24,000	107.54	10,481	20,079	98.89
Renaissance Austin Hotel	11,541	23,457	120.70	10,925	22,205	118.33
Residence Inn Baltimore Downtown/Inner Harbor(2)	3,857	20,516	121.17	4,263	22,676	125.26
Residence Inn Boston Cambridge	8,223	37,208	203.08	7,320	33,122	186.63
Residence Inn Denver City Center	7,645	33,531	146.03	7,596	33,316	138.97
RiverPlace Hotel	4,060	48,333	257.96	3,473	41,345	238.64
Westin Galleria Houston & Westin Oaks Houston at The Galleria	18,990	21,265	133.86	21,024	23,543	146.47
Total(2)	$310,336	$25,031	$144.92	$287,720	$23,214	$138.46

(1)
“Same-Property” results include the results for all hotels owned as of December 31, 2015, except for the Grand Bohemian Hotel Charleston and the Grand Bohemian Hotel Mountain Brook, which commenced operations in the second half of 2015, include periods prior to the Company’s ownership of the Aston Waikiki Beach Hotel, Canary Hotel, RiverPlace Hotel and Hotel Palomar Philadelphia, and exclude the results of operations of the Crowne Plaza Charleston Airport - Convention Center, DoubleTree Suites Atlanta Galleria, and Holiday Inn Secaucus Meadowlands, all of which were sold in 2014, and the Hyatt Regency Orange County which was sold in October 2015. "Same-Property" results also exclude the NOI guaranty payment at the Andaz San Diego of $0.3 million and $1.4 million for year ended 2015 and 2014, respectively. Results include renovation and remediation disruption for multiple capital projects during the periods presented and for the impact of the Napa earthquake that occurred in August 2014.

(2)	EBITDA excludes the amortization of above / below market ground lease intangibles. As such, year ended December 31, 2014 Hotel EBITDA will differ from figures previously provided.